Exhibit 23.2

Consent of Hutton, Patterson & Company, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated, November 19, 2004, in the Registration Statement (Form S-4) and related Prospectus of Source Energy Corporation for the registration of up to $103,092,500 of common stock.

We also consent to the incorporation by reference therein of our report dated November 19, 2004, with respect to the audited statements of oil and gas revenues and direct operating expenses of Energytec, Inc. included in this filing with the Securities and Exchange Commission. Our firm does not currently have and does not expect to have an engagement with an issuer to prepare or issue or to play a substantial role in the preparation or furnishing of an audit report with respect to any issuer, therefore, we are not required to register under Rule 2100.

/s/ Hutton, Patterson & Company

Dallas, Texas
December 13, 2004